CONTACT:
American Community Newspapers Gene Carr gcarr@acnpapers.com 972.628.4081	or	Brainerd Communicators Corey Kinger (Investors) kinger@braincomm.com 212.986.6667 Joe LoBello (Media) lobello@braincomm.com 212.986.6667

AMERICAN COMMUNITY NEWSPAPERS INC.

REPORTS 2008 FIRST QUARTER EARNINGS RESULTS

DALLAS, TX – April 30, 2008 – American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today reported financial results for the first quarter ended March 30, 2008. Comparisons are made on a pro forma basis to the 2007 first quarter results as ACN (formerly Courtside Acquisition Corp.) had no prior year reported operating results due to its acquisition of an operating company on July 2, 2007.

2008 First Quarter Pro Forma Performance:

•

Total revenue was $15.9 million, down 11.7% from pro forma total revenue of $18.0 million in the prior year quarter. The decline was primarily due to the macro-economic weakness and the resulting soft advertising environment, specifically in real-estate and housing related categories with the Company’s Minneapolis-St. Paul cluster continuing to be the most affected. Excluding the Minneapolis-St. Paul cluster, total revenue was down 7.9%. In addition, the Company faced difficult year-over-year comparisons. In the first quarter of 2007, ACN delivered organic revenue growth of 4.6%, while the newspaper industry experienced a revenue decline of 4.8%, according to the Newspaper Association of America during this same period.

•	Advertising revenue decreased 12.1% to $14.5 million from the first quarter of 2007.
•	Pro forma adjusted EBITDA was $2.8 million, down 14.9% from the prior year quarter. Excluding the Minneapolis-St. Paul cluster, pro forma adjusted EBITDA was up 9.7%.
•

Newspaper cash flow, which is defined as pro forma adjusted EBITDA prior to corporate expenses, was $3.3 million, down 10.9% year-over-year. Excluding the Minneapolis-St. Paul cluster, newspaper cash flow was up 11.7%.

•	Net loss was $4.5 million, or $0.31 per diluted share, compared to a net loss of $0.29 per diluted share in the prior year quarter on a pro forma basis.
•

Internet advertising revenues increased 10.9% year-over-year in the 2008 first quarter and represented 2.6% of total revenue in the first quarter of 2008. ACN newspaper Web sites generated 6.1 million page views and had 1.2 million unique users during the month of March 2008.

•

ACN’s 100 print products had a total circulation of 1.4 million in the 2008 first quarter. ACN has a free, controlled-distribution model for most of its print products, with circulation accounting for only 4.2% of total Company revenues in the period.

“The challenging economic climate combined with the on-going transformation of the newspaper and advertising industries has resulted in a very difficult business environment,” said Gene Carr, Chairman and Chief Executive Officer of ACN. “Our revenue decline in the quarter was also exacerbated by tough year-over-year comparisons as we posted organic advertising revenue growth of nearly 5% in the first quarter of 2007, well ahead of the industry’s performance. We remain confident in the power of the community newspaper business model with its unique ability to provide truly local news and information that is not available anyplace else. We believe we have the right clusters of assets in place and the strict operating discipline to get through the current economic cycle and re-emerge as a stronger company. We are proactively managing our business both in print and online to ensure we are capitalizing on our assets and operating as efficiently as possible. While our Minneapolis-St. Paul cluster continues to have a significant impact on our financial results, we are pleased to report we have begun seeing some early traction in this important market under the leadership of our new group publisher Bob Cole.”

Mr. Carr concluded, “I would like to thank our employees for their hard work and commitment to delivering quality news reporting to all of our communities, which is evident by the numerous industry awards received by our staff and publications. ACN is a recognized leader in our communities and our newspapers remain the medium of choice both for local readers and advertisers, giving us the confidence we have the platform and brands in place for long-term growth.”

Based on recent operating trends and current economic conditions, for the second quarter of fiscal 2008 ACN does not expect to be in compliance with financial ratio covenants contained in its credit agreements. ACN has begun discussions with its banking group to explore the possibility of obtaining waivers and modifying the terms of its financial covenants.

Conference Call & Webcast

ACN will host a conference call at 4:30 p.m. ET today to discuss 2008 first quarter financial results. Investors can access the conference call via a live webcast on the Company’s Web site, www.acnpapers.com, or by dialing 800-355-4959 (U.S.) or 416-695-9748 (International) and referencing American Community Newspapers.

A webcast replay will be archived on the Company’s Web site. Additionally, a replay of the call will be available by dialing 800-408-3053 (U.S) or 416-695-5800 (International), pass code 3260126, through May 7, 2008.

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 6.1 million and 1.2 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Pro Forma

We have presented our operating results on a pro forma basis for the three months ended March 30, 2008 and March 31, 2007. This pro forma presentation for the three months ended March 30, 2008 and March 31, 2007 assumes that the July 2, 2007 acquisition of our operating business and related financings occurred at the beginning of the pro forma period. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the acquisition and related financings occurred at the beginning of the pro forma period. This pro forma presentation is required for comparison purposes as the Company had no operations in the corresponding three month period ended March 31, 2007.

Non-GAAP Financial Measures

This press release includes the following financial information defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and Newspaper Cash Flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with generally accepted accounting principles. ACN believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of ACN to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. ACN’s pro forma adjusted EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for discontinued operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. ACN’s Newspaper Cash Flow was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for corporate expenses, discontinued operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. See the following “Reconciliation of net income (loss) to pro forma adjusted EBITDA” and “Reconciliation of net income (loss) to Newspaper Cash Flow” tables for further information regarding these non-GAAP financial measures.

AMERICAN COMMUNITY NEWSPAPERS INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 30, 2008	March 31, 2007
Revenues:
Advertising	$14,474	$—
Circulation	676	—
Commercial printing and other	777	—
Total revenues	15,927	—
Operating costs and expenses:
Operating	7,466	—
Selling, general and administrative	5,803	82
Depreciation and amortization	3,047	—
	16,316	82
Operating loss	(389)	(82)
Interest expense	(3,618)	—
Interest income	—	521
(Loss) income from operations before income taxes	(4,007)	439
Income tax expense	(636)	(109)
Net (loss) income	$(4,643)	$330
(Loss) earnings per share:
Basic and diluted:	$(0.32)	$0.02
Weighted average shares outstanding	14,623,445	16,800,000

AMERICAN COMMUNITY NEWSPAPERS INC.

Consolidated Statements of Operations (Pro Forma)

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended (Pro Forma)
	March 30, 2008	March 31, 2007

Revenues:
Advertising	$14,474	$16,465
Circulation	676	924
Commercial printing and other	777	649
Total revenues	15,927	18,038
Operating costs and expenses:
Operating	7,466	8,497
Selling, general and administrative	5,803	6,546
Depreciation and amortization	3,122	3,224
	16,391	18,267
Operating loss	(464)	(229)
Interest expense	(3,369)	(3,383)
Interest income	—	—
(Loss) income from operations before income taxes	(3,833)	(3,612)
Income tax expense	(636)	(636)
Net loss	$(4,469)	$(4,248)
Loss per share:
Basic and diluted:	$(0.31)	$(0.29)
Weighted average shares outstanding	14,623,445	14,623,445

American Community Newspapers Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)
(unaudited)

	March 30, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$631	$1,521
Accounts receivable, net of allowance for doubtful accounts of $108 and $88 at March 30, 2008 and December 30, 2007, respectively	7,139	7,010
Inventories	958	618
Other current assets	706	754
Total current assets	9,434	9,903
Property, plant, and equipment, net of accumulated depreciation of $1,352 and $897 at March 30, 2008 and December 30, 2007, respectively	8,912	9,324
Goodwill	90,110	90,110
Intangible assets, net of accumulated amortization of $8,231 and $5,487 at March 30, 2008 and December 30, 2007, respectively	102,390	105,111
Other assets	100	100
Total assets	$210,946	$214,548
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,734	$1,401
Accrued expenses	2,055	2,232
Accrued interest	1,910	2,018
Deferred revenue	1,336	1,314
Current portion of long-term liabilities	3,150	2,100
Total current liabilities	10,185	9,065
Long-term liabilities:
Long-term debt	136,826	137,866
Deferred income taxes	2,498	1,862
Redeemable preferred stock, $.0001 par value, Authorized 1,000,000 shares; 42,193 issued and outstanding shares at March 30, 2008 and December 30, 2007	4,744	4,556
Total liabilities	154,253	153,349
Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value, Authorized 50,000,000 shares Issued and outstanding 14,623,645 and 16,800,000 shares, respectively	1	1
Additional paid-in capital	64,466	64,329
Retained deficit	(7,774)	(3,131)
Total stockholders’ equity	56,693	61,199
Total liabilities and stockholders’ equity	$210,946	$214,548

Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2008	March 31, 2007

Net Income (loss)	$(4,643)	$330
Income tax expense	636	109
Non-cash stock based compensation expense	137	—
Interest income	—	(521)
Interest expense	3,618	—
Depreciation and amortization	3,047	—
Adjustments for MOTV Acquisition	—	3,366
Pro Forma Adjusted EBITDA	$2,795	$3,284

Reconciliation of Net Income (Loss) to Newspaper Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2008	March 31, 2007
Net Income (loss)	$(4,643)	$330
Income tax expense	636	109
Non-cash stock based compensation expense	137	—
Interest income	—	(521)
Interest expense	3,618	—
Depreciation and amortization	3,047	—
Corporate expense	509	425
Adjustments for MOTV Acquisition	—	3,366
Newspaper Cash Flow	$3,304	$3,709

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